EXHIBIT 15.2

James Stafford

James Stafford, Inc. Chartered Accountants Suite 350 – 1111 Melville Street Vancouver, British Columbia Canada V6E 3V6 Telephone +1 604 669 0711 Facsimile +1 604 669 0754 www.JamesStafford.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 17 April 2014 with respect to the financial statements of Pacific Therapeutics Ltd. (the “Company”), which comprise the statements of financial position as at 31 December 2013 and the statements of loss and comprehensive loss, cash flows and changes in shareholders’ deficiency for the year ended 31 December 2013, in the Annual Report on Form 20-F of the Company dated 30 April 2014.

/s/ James Stafford
Vancouver, Canada	Chartered Accountants
30 April 2014